EXHIBIT 99.1

SUNRISE
TECHNOLOGIES

                                                           FOR IMMEDIATE RELEASE
CONTACT:
Susan Lorigan
Investor Relations
(510) 623-9001

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
                         ADOPTS STOCKHOLDER RIGHTS PLAN

Fremont, California, October 27, 1997 -- Sunrise Technologies International, Inc. (OTC:SNRS)--announced that its Board of Directors has adopted a Stockholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by stockholders of record as of the close of business on October 24, 1997. The Rights Plan will expire on October 24, 2007.

Each Right will entitle stockholders to buy newly-issued shares of common stock of the Company at an exercise price of $20.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock. The Company will be entitled to redeem the Rights at $.001 per Right at any time until 10 days following a public announcement that a 15% position has been acquired. Details of the Stockholder Rights Plan are


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outlined  in a document  which will be filed with the  Securities  and  Exchange
Commission as an Exhibit to a Current Report on Form 8-K on October 27, 1997. A copy of the Stockholder Rights Agreement is available free of charge from the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Stockholder Rights Agreement.

The Company is not aware of any activity to acquire a control position in its stock and the Company has undertaken no discussion with any potential acquirors.

Founded in 1987, the Company produces and markets high technology products revolutionizing treatment methods in eye care. The Company develops Holmium laser-based systems which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. Its CorneaSparing LTK/tm System* is a non-contact simultanous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in FDA clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.


Internet    users   can    access    Sunrise's    World   Wide   Web   site   at
http://www.sunrise-tech.com.


*Caution--Investigational   Device:   Federal  law  restricts   this  device  to
investigational use in the U.S.
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